Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-45330, 333-45332, and 333-62894 and 333-86350) pertaining to the Amended and Restated 1998 Equity Compensation Plan, the 2000 Equity Compensation Plan, the 2001 Employee Stock Purchase Plan and the 2002 Equity Compensation Plan of Arena Pharmaceuticals, Inc., of our report dated January 17, 2003, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

San Diego, California

March 25, 2003